SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /X/
Filed by a Party Other than the Registrant / /

Check the appropriate box:
/x/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Material
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                          HEMACARE CORPORATION
          ---------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.
/ / $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
    and 0-11.
    1)    Title of each class of securities to which transaction applies:
          -----------------------------------------------------------
    2)    Aggregate number of securities to which transactions applies:
          -----------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          -----------------------------------------------------------
    4)    Proposed maximum aggregate value of transaction:
          ------------------------------------------------------------
    5)    Total fee paid:
          ------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by
    Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1)    Amount Previously Paid:
          ------------------------------------------------------------
    2)    Form, Schedule or Registration Statement No.:
          ------------------------------------------------------------
    3)    Filing Party:
          ------------------------------------------------------------
    4)    Date Filed:
          ------------------------------------------------------------

                                    [LOGO]


                              HEMACARE CORPORATION
                      ____________________________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held June 17, 1999
                                    9:30 a.m.
                              _________________


The 1999 Annual Meeting of Shareholders (the "Meeting") of HemaCare Corporation (the "Company") will be held at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367, on
Thursday, June 17, 1999 at 9:30 a.m. (Pacific Daylight Savings Time), for the following purposes:

1. To amend the Company's Bylaws to provide a range in the number of authorized directors of the Company of five to nine directors.

2. To elect five directors for the ensuing year;

3. To amend Article One of the Company's Restated Articles of
   Incorporation to change the name of the Company to Comprehensive Blood Services, Inc.

4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Only holders of Common Stock of the Company of record at the close of business on April 23, 1999 will be entitled to notice of and to vote at the Meeting.

In order that your shares may be represented at the Meeting and to assure a quorum, please complete, date and sign the enclosed Proxy and return it promptly in the self-addressed, stamped envelope enclosed for that purpose, whether or not you expect to attend the Meeting in person.


                                By Order of the Board of Directors


                                /s/ JoAnn R. Stover
                                ----------------------------
                                JoAnn R. Stover
                                Secretary

Sherman Oaks, California
April __, 1999

           WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING,
         PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS
                           PROMPTLY AS POSSIBLE.

                             HEMACARE CORPORATION
                           4954 Van Nuys Boulevard
                       Sherman Oaks, California  91403
                               April __, 1999
                          __________________________


                               PROXY STATEMENT

The accompanying Proxy is solicited by and on behalf of the Board of Directors of HemaCare Corporation (the "Company"), for use only at the Annual Meeting of Shareholders (the "Meeting") to be held at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, CA 91367, Thursday, June 17, 1999 and at any and all adjournments or postponements thereof. Unless the accompanying Proxy has been previously revoked, the shares represented by the Proxy will, unless otherwise directed, be voted at the Meeting for the nominees for election as directors named below and, with discretion, on all such other matters as may properly come before the Meeting. A shareholder of record may revoke the Proxy at will at any time prior to the voting of shares by voting in person at the Meeting or by filing with the Secretary of the Company a duly executed Proxy bearing a later date or an instrument revoking the Proxy. Shareholders whose shares are held in street name should consult with their brokers or other nominees concerning procedures of revocation.

In addition to soliciting Proxies by mail, the Company's officers, directors and other regular employees, without additional compensation and upon Company approval, may solicit Proxies personally or by other appropriate means. The total cost of solicitation of Proxies will be borne by the Company. Although there are no formal agreements to do so, it is anticipated that the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any Proxy soliciting materials to their principals.

It is anticipated that this Proxy Statement and accompanying Proxy will first be mailed to shareholders on or about May 7, 1999.

                  VOTING RIGHTS AND BROKER NON-VOTES

Holders of the Company's common stock, without par value (the "Common Stock"), of record as of the close of business on April 23, 1999, are entitled to vote on all matters presented to the Meeting. On April 23, 1999, there were _______ Common Shares outstanding, which constitutes all of the outstanding voting securities of the Company. Each holder of Common Stock is entitled to one vote for each share held, except that in the election of directors, each shareholder has cumulative voting rights and is entitled to as many votes as equal the number of shares held multiplied by the number of directors to be elected (five). All such votes may be cast for a single candidate or distributed among any or all the candidates as the shareholder sees fit. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Meeting prior to the voting of their intention to cumulate their votes. The Company is soliciting authority to cumulate votes in the election of directors, and the enclosed Proxy grants discretionary authority for such purpose. The election of directors requires the affirmative vote for each candidate of a plurality of the votes cast. Approval to amend the Company's Bylaws to change the number of authorized directors and its Restated Articles of Incorporation to change the name of the Company requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and entitled to vote at the Meeting. Typically, any other matters that may be presented at the Meeting will require the affirmative vote of a majority of the shares represented and voting at the Meeting.

Abstentions, and any shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote ("broker non-votes"), on a particular matter generally will be treated as shares that are present and are entitled to vote for purposes of determining the presence of a quorum (so long as any broker non-vote shares are voted on at least one matter at the Meeting) but as unvoted for purposes of determining whether approval of the shareholders has been obtained with respect to any such matter. Under California law and the Company's Bylaws, a quorum consists of the presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Meeting, and a matter (other than the election of directors) voted on by shareholders will be approved if it receives the vote of a majority of the shares both present and voting, which shares also constitute a majority of the required quorum, unless the vote of a greater number of shares is required. Accordingly, abstentions and broker non-votes will have no effect on such a vote; provided, however, that in the event the number of shares voted affirmatively does not represent a majority of the required quorum, abstentions and broker non-votes will have the effect of a "no" vote. Because Proposals 1 and 3, amendments of the Company's Bylaws and Article One of the Company's Restated Articles of Incorporation, require the affirmative vote of a majority of all outstanding shares of Common Stock entitled to vote and not just a majority of the shares present and voting, a broker non-vote will have the effect of a "no" vote with regard to Proposals 1 and 3. Under California law and the Company's Bylaws, abstentions from voting, broker non-votes and votes otherwise withheld in the election of directors, which is by plurality, have no effect.

Recently, the Securities and Exchange Commission ("the "SEC") amended its rule governing a company's ability to use discretionary proxy authority with respect to shareholder proposals which were not submitted by the shareholders in time to be included in the proxy statement. As a result of that rule change, in the event a shareholder proposal was not submitted to the Company prior to April 3, 1999, the enclosed Proxy will confer authority on the proxyholders to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the Meeting. As of the date hereof, no shareholder proposal has been submitted to the Company, and management is not aware of any other matters to be presented for action at the Meeting. However, if any other matters properly come before the Meeting, the Proxies solicited hereby will be voted by the proxyholders in accordance with the recommendations of the Board of Directors. Such authorization includes authority to appoint a substitute nominee for any Board of Directors' nominee identified herein where death, illness or other circumstances arise which prevents such nominee from serving in such position and to vote such Proxy for such substitute nominee.


                        ELECTION OF DIRECTORS

Information Concerning the Nominees
-----------------------------------

The Company's Bylaws provide for seven directors. Currently, there are five directors. Mr. Johnson was newly appointed in 1999, and Mr. Nicely was appointed in 1998. Two vacancies remain on the Board of Directors (provided that, in the event Proposal 1 is approved by the shareholders, no such
vacancies will exist).   The Company has not identified individuals to fill
the vacancies on the Board of Directors (provided that, in the event Proposal 1 is approved by the shareholders, no such vacancies will exist), and Proxies may be voted for not more than five nominees for director. Each director will hold office until the next Annual Meeting of Shareholders or until the election of his or her successor. All Proxies received by the Board of Directors will be voted for the election, as directors, of the nominees listed below if no direction to the contrary is given. In the event that any nominee is unable or declines to serve, an event that is not anticipated, the Proxies will be voted for the election of any nominee who may be designated by the Board of Directors.

The information set forth below is submitted with respect to the nominees for whom it is intended that Proxies will be voted.

ALAN C. DARLINGTON (48), has been a Director since January 1997 and Chairman of the Board since December 1997. In September 1998, Mr. Darlington was appointed Executive Chairman and, in December 1998, assumed full time duties
as Executive Chairman.   Mr. Darlington is President of Timpe & Darlington,
Inc., a healthcare management consulting firm specializing in financial advisory services to physician management companies and to other providers concerning managed care, which he founded in 1991. Prior to the formation of Timpe & Darlington, he was a partner of Arthur Andersen & Co. where he
was employed from 1976 to 1991.   Mr. Darlington received his Business
Administration degree from the School of Business at California State University at Los Angeles in 1976 and has been a Certified Public Accountant since 1978. Mr. Darlington was a member of the Audit and Compensation committees from January 1997 to September 1998.

CHARLES R. SCHWAB, JR. (34), has been a Director since December 1997. Since 1994, Mr. Schwab has been the general partner of Kensington Capital Management, LLC, a private investment fund that is also a significant shareholder in the Company. From 1990 to 1994, Mr. Schwab was employed as a proprietary money manager for Paribas Limited in London, England, a subsidiary of Banque Paribas, a French commercial bank. Mr. Schwab received his Business Administration degree in 1986 at Northwestern University and his Masters degree in Finance from the University of Chicago in 1989. Mr. Schwab was elected Chairman of the Compensation Committee in December 1997 and is a member of the Audit Committee.

JULIAN L. STEFFENHAGEN (55), has been a Director since December 1997. Since 1979, Mr. Steffenhagen has held several management positions at Beckman Coulter, Inc. an international manufacturer of laboratory equipment and diagnostic reagents. He is currently the Vice President, Strategic Planning, Corporate Development and Investor Relations. He earned his Bachelor of Science and Master of Science degrees from the University of Michigan. Mr. Steffenhagen was elected Chairman of the Audit Committee in December 1997 and is a member of the Compensation Committee.

WILLIAM D. NICELY (51), has been the Chief Executive Officer and a Director since June 1998. Prior to joining the Company, Mr. Nicely had been Chief Executive Officer of the Southern California Region of the American Red Cross Blood Services since 1995. From 1994 to 1995, he was Senior Vice President of Network Development and Operations of Community Care of America, a national health care company that owns and operates long-term care facilities. Prior to that time, Mr. Nicely served as CEO with several major medical centers and healthcare institutions in the southwest. Mr. Nicely received his Bachelor of Science and Master of Science degrees from Ohio State University.

ROBERT L. JOHNSON (60), has been a Director since April 1999.  Since 1986,
Mr. Johnson has been Senior Vice President, Legal and General Counsel of the Catholic Healthcare West System, headquartered in San Francisco, CA. Prior to joining Catholic Healthcare West, Mr. Johnson was in the private practice of law and and is admitted to practice in the Federal and State Courts of Arizona and California, as well as the United States Supreme Court and, in 1995, served as the President of the American Academy of Healthcare Attorneys. Mr. Johnson obtained his LL.B. degree, cum laude at the University of Arizona in 1962.

The Board of Directors recommends a vote FOR each director nominated.

Directors and Executive Officers
--------------------------------

The Board of Directors consists of the nominees described above. Messrs. Alan C. Darlington and William D. Nicely and Ms. Sharon C. Kaiser are the executive officers of the Company.

SHARON C. KAISER (54), has been Senior Vice President of Finance since December 1997 and Chief Financial Officer since May 1995. Ms. Kaiser was a member of the Board of Directors from May 1996 until December 1997. From 1991 until joining the Company, Ms. Kaiser acted as an independent financial consultant to various businesses. Prior to that time, Ms. Kaiser held senior financial positions at Weyerhaeuser Mortgage Company and the Koll Company. Ms. Kaiser was with Arthur Andersen & Co. from 1979 to 1987, serving as a senior manager for the last four years. Ms. Kaiser is a graduate of the University of Southern California and has been a Certified Public Accountant since 1981.


       ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Committees of the Board
-----------------------

The Board of Directors has had Audit and Compensation committees since January 1989 and a Nominating Committee since June 1997. Since the formation of the Nominating Committee, in June 1997, its functions have been performed by the full Board. Members of the Audit and Compensation committees are comprised of outside directors. As of April 1999, members of the Audit and Compensation committees include Messrs. Julian Steffenhagen and Charles Schwab, Jr. Mr. Steffenhagen is chairman of the Audit Committee and Mr. Schwab is chairman of the Compensation Committee.

The functions of the Audit Committee include reviewing and making recommendations to the Board of Directors with respect to: The engagement or re-engagement of an independent public accounting firm to audit the Company's financial statements for the then current fiscal year, and the terms of the engagement; the policies and procedures of the Company with respect to maintaining the Company's books and records and furnishing any necessary information to the independent auditors; the procedures to encourage access to the Audit Committee and to facilitate the timely reporting during the year by authorized representatives of the Company's independent auditors to the Audit Committee of their recommendations and advice; the implementation by management of the recommendations made by the independent auditors in their annual management letter; the adequacy and implementation of the Company's internal audit controls and the adequacy and competency of the related personnel; and such other matters relating to the Company's financial affairs and accounts as the Audit Committee may in its discretion deem desirable.

The functions of the Compensation Committee include reviewing and making recommendations to the Board of Directors with respect to the compensation package to be offered to all Company officers and the incentive programs to be offered to all employees in the effort to attract and retain qualified personnel.

The functions of the Nominating Committee include recruiting and recommending candidates for election to the Board of Directors and reviewing criteria for board membership against current needs of the Board. The Committee also approves for recommendation to the Board of Directors the slate of nominees for directors to be elected by shareholders and performs other functions, which from time to time may be assigned by the Board of Directors.

Meetings and Attendance
-----------------------

The Board of Directors held eight meetings and took action by unanimous written consent (as permitted by California law) on 13 occasions during 1998. During 1998, each Director attended 100% of the total number of meetings of the Board of Directors held during the period for which he was a Director. The Audit Committee met two times and the Compensation Committee met four times in 1998. The Board performed the functions of the Nominating Committee in 1998.


                           EXECUTIVE COMPENSATION

Summary Compensation Table
--------------------------

The following table sets forth information concerning the annual and long-term compensation earned by the Named Executive Officers for services rendered in all capacities to the Company for the fiscal years ended December 31, 1998, 1997 and 1996. The "Named Executive Officers" include
(i) each person who served as Chief Executive Officer during fiscal 1998 (two persons), (ii) each person who served as an executive officer at December 31, 1998 and was among the four most highly paid executive officers of the Company, not including the Chief Executive Officer, during fiscal 1998 with total annual salary and bonus of more than $100,000 (one person) and (iii) up to two persons who would be included under clause (ii) above had they served as an executive officer at December 31, 1998 (none).


                         SUMMARY COMPENSATION TABLE

                                                                     Long-term
                                      Annual Compensation           Compensation
                            -------------------------------------   -----------
  Name and                                                          Securities   All Other
  Principal                 Salary       Bonus     Other Annual     Underlying  Compensation
  Position          Year     ($)          ($)     Compensation(1)     Options      ($) (2)
-----------------  -----   --------     -------   ---------------   ----------  ------------
Hal I. Lieberman   1998    $124,553(3)  $     0          --               0     $ 56,250(4)
President & CEO    1997    $150,000     $     0          --         125,000     $ 18,012
                   1996    $134,515(5)  $     0          --               0     $  2,530

William D. Nicely  1998    $118,591(6)  $     0          --         200,000     $  2,988
CEO                1997    $     --     $     0          --               0     $      0
                   1996    $     --     $     0          --               0     $      0

Sharon C. Kaiser   1998    $135,307     $18,000          --               0     $  3,847
Sr. Vice Pres-     1997    $125,000     $     0          --           7,500     $  3,068
ident Finance      1996    $125,000     $     0          --          48,000     $      0
& CEO

__________

(1) During fiscal 1996, 1997 and 1998, the Named Executive Officers received personal benefits, the aggregate amounts of which for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive Officer in such years.
(2) "All Other Compensation" consists of Company contributions to its Employee Salary Deferral Plan (401(k)). In the case of Mr. Lieberman, it also includes $708 and $655 in term life insurance premiums paid by the Company
    on Mr. Lieberman's behalf in 1997 and 1996, respectively.   In 1997, Mr.
    Lieberman did not participate in the Company's 401(k) Plan but received reimbursement of $17,304 for salary deferred in 1996 (See Footnote 5).
(3) Mr. Lieberman was CEO through June 1, 1998 and President through August 31, 1998.
(4) From September 1998 to December 1998, Mr. Lieberman received severance compensation of this amount.
(5) From July 1996 through January 12, 1997, Mr. Lieberman voluntarily deferred 20% of his salary.
(6) Mr. Nicely was appointed Chief Executive Officer effective June 1, 1998. Included in his salary is a $4,154 automobile allowance.

All stock options granted in the fiscal year ending December 31, 1998 were granted under the Company's 1996 Stock Incentive Plan (the "1996 Plan"). The following two tables set forth information concerning stock options granted to, exercised by and owned by the Named Executive Officers.

                      OPTION/SAR GRANTS IN FISCAL 1998

                                 Individual Grants
-------------------------------------------------------------------------
                                                                             Potential Realizable
                                                      Market                 Value at Assumed
             Number of      % of Total                Price                 Annual Rates of Stock
             Securities     Options                   on Date               Price Appreciation
             Underlying     Granted to     Exercise    of                   for Option Term (1)
             Options        Employees in   Price      Grant    Expiration    ------------------
Name         Granted (#)    Fiscal Year    ($/Sh)     ($/Sh)   Date          5% ($)     10% ($)
----------   -----------    -----------   ---------  --------  ----------   ---------  ---------

William D.
Nicely       200,000        48.78%        $0.625     $0.656    5/31/08      $42,448    $86,299

_____________

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% annual rates of stock appreciation as required by rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The amount of gain, if any, to the optionee is dependent upon the increase in the price of the Company's Common Stock, which will benefit all share-holders commensurately.


                    AGGREGATED OPTION EXERCISES IN FISCAL 1998
                     AND FISCAL 1998 YEAR-END OPTION/SAR VALUES


                                        Number of Securities
                                             Underlying
                                         Unexercised Options   Value of Unexercised
                                             at Fiscal         In-the-Money Options
                                            Year-End (#)       at Fiscal Year-End ($)
                                        -------------------    ----------------------
                Shares         Value
              Acquired on     Realized    Exer-    Unexer-      Exer-      Unexer-
Name          Exercise (#)      ($)     ciseable   cisable     cisable     cisable
-----------  -------------   ---------  --------   -------     -------     -------
William D.
Nicely         -0-           $    0           0    200,000         0         0

Hal I.         -0-           $    0     125,000          0         0         0
Lieberman

Sharon C.      -0-           $    0      46,300     12,000         0         0
Kaiser

---------------

(1) Based on a price per share of $0.46, which was the closing bid price of the Common Stock on the OTC Bulletin Board at the close of business on December 31, 1998.

Compensation of Directors
-------------------------

Directors who are not employees of the Company receive $750 and reimbursement of travel expenses for each Board meeting attended. Mr. Darlington received $98,750 in 1998 for services rendered as Chairman and Executive Chairman of the Company. In March 1999, the Compensation Committee of the Board of Directors formalized a contract for Mr.
Darlington's full time services.   (See "Employment Agreements and
Arrangements.")

Each person who has not previously served as a director of the Company and who is initially elected or appointed as a non-employee director, is granted a vested stock option to purchase 15,000 shares of Common Stock at the
market price on the date of grant.    In March 1999, the Compensation
Committee approved to an annual grant of 15,000 vested stock options exercisable at the market price on the date of grant, to each outside board member.

Employment Agreement and Arrangements
-------------------------------------

Pursuant to an agreement effective as of March 10, 1999 (the "Darlington Agreement"), Alan C. Darlington has been engaged as the Company's Executive Chairman. The Darlington Agreement requires Mr. Darlington to devote substantially all his time to the business of the Company. The Darlington Agreement provides for an annual salary of $200,000 with annual bonus opportunities contingent upon the Company's annual earnings growth as well as an option to purchase up to 250,000 shares of the Company's common stock subject to certain vesting requirements as provided in the Darlington Agreement. The Darlington Agreement expires on December 31, 1999 subject to automatic one-year extensions unless notice of termination is provided by either party within 30 days prior to a scheduled expiration date.

Pursuant to an Employment Agreement dated as of May 27, 1998 (the "Nicely Agreement"), William D. Nicely has been employed as the Company's Chief Executive Officer. The Nicely Agreement provides that Mr. Nicely receive an annual salary of $200,000 and, subject to specified performance targets, an annual bonus of up to 40% of his base salary and options to purchase 200,000 shares of the Company's common stock, subject to certain vesting requirements as set forth in the Nicely Agreement. The Nicely Agreement expires on May 31, 2000, subject to automatic renewal unless notice of termination is provided by either party.

Pursuant to an Employment Agreement dated September 1, 1988, Hal I. Lieberman (the "Lieberman Agreement"), which agreement terminated effective August 31, 1998, Mr. Lieberman acted as President and Chief Executive Officer of the Company. The Lieberman Agreement provided for an annual salary of $150,000 and bonus opportunities. Under the terms of the Lieberman Agreement, Mr. Lieberman will continue to receive his salary through August 31, 1999.

In January 1996, Sharon C. Kaiser, Chief Financial Officer, became a full-time employee of the Company. The Company has agreed that upon termination of her employment with the company, unless such termination is for cause, Ms. Kaiser will receive a termination payment equal to six months of her compensation. Ms. Kaiser currently receives an annual salary of $135,000.

Stock Option Plans
-------------------

The Company's 1986 Stock Option Plan (the ?1986 Plan?) expired July 9, 1996. As of April 15, 1999, there were options outstanding under the 1986 Plan exercisable for 65,800 shares of Common Stock with exercise prices ranging from $3.50 to $3.69 and with expiration dates ranging from September 29, 1999 to July 1, 2006. As of April 15, 1999, 325,501 shares of Common Stock had been issued upon exercise of stock options granted under the 1986 Plan.

In 1996, the Board of Directors, with shareholder approval, adopted the Company's 1996 Stock Incentive Plan (the "1996 Plan"). The purposes of the 1996 Plan are to (i) enable the Company to attract, motivate and retain top-quality directors, officers, employees, consultants and advisors, (ii) provide substantial incentives for such persons to act in the best interests of the shareholders of the Company, and (iii) reward extraordinary effort by such persons on behalf of the Company. The 1996 Plan provides for awards in the form of stock options, which may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options, or restricted stock. The total number of shares of Common Stock available for distribution under the 1996 Plan is 1,400,000, however, no award may be made at any time if, after giving effect to such award, the total number of shares of Common Stock issuable upon exercise of all outstanding options and warrants of the Company (whether or not under the 1996 Plan) plus the total number of shares of Common Stock called for under any stock bonus or similar plan of the company (including shares of Common Stock underlying awards under the 1996
Plan) would exceed 30% of the total number of shares of Common Stock outstanding at the time of such award. As of April 15, 1999, there were options outstanding under the 1996 Plan exercisable for 1,122,500 shares of Common Stock with exercise prices ranging from $0.41 to $2.44 and with expiration dates ranging from March 20, 2007 to March 9, 2009. As of April 15, 1999, no shares of Common Stock had been issued upon exercise of stock options granted under the 1996 Plan.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

The Compensation Committee is composed entirely of non-employee directors none of whom are affiliates of the Company. Messrs. Charles R. Schwab, Jr. and Julien L. Steffenhagen are members of the Committee. Mr. Schwab was appointed Chairman of the Committee in December 1997. Mr. Alan Darlington was a member of the Committee through August 1998, at which time he became Executive Chairman of the Company.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") reviews and recommends to the Board of Directors the compensation and other terms and conditions of employment of the executive officers of the Company, as well as incentive
plan guidelines for HemaCare employees generally.   The Committee is
composed entirely of non-employee directors.

The policies underlying the Committee's compensation decisions are designed to attract and retain the best qualified management personnel available. The Company compensates its executive officers primarily through salaries. The Company, at its discretion, may, as it has in other years, reward executive officers through bonus programs based on profitability and other objectively measurable performance factors.

In establishing executive compensation, the Committee evaluates individual performance as it impacts overall Company performance with particular focus on an individual's contribution to the realization of operating profits and achievement of strategic business goals including the timely development and introduction of products and the creation of markets in new geographic territories. The Committee also considers the performance of the Company relative to the performance of its competitors and seeks to compensate executives at levels comparable to the average compensation paid for similar positions by other companies within the technological services industry which are of a like size (in terms of net worth and level of business). Market data on competitive compensation levels were obtained from proxy statements disclosing compensation paid to executives in comparable positions in small- to medium-sized businesses within the technological services industry. The Company has, from time to time, gathered executive compensation information from salary surveys conducted by outside consulting firms. The Committee further attempts to rationalize a particular executive's compensation with that of other executive officers of the Company in an effort to distribute compensation fairly among the executive officers. Although the components of executive compensation (salary and option grants) are reviewed separately, compensation decisions are made based on a review of total compensation. The number of shares covered by option grants is determined in the context of this review. Because the Committee establishes the size of option grants based on its evaluation of an individual's performance and competitive factors, as described above, it does not consider options previously granted in determining the size of any executive's option grant in a particular year.

As part of his employment agreement, Mr. Nicely receives an annual salary of $200,000 and, subject to specified performance targets, an annual bonus of up to 40% of his base salary. Mr. Nicely was also granted stock options to purchase 200,000 shares of the Company's common stock, subject to certain vesting requirements as set forth in the employment agreement.

Mr. Darlington, pursuant to his agreement, receives an annual salary of $200,000 with annual bonus opportunities contingent upon the Company's annual earnings growth. Mr. Darlington was also granted stock options to purchase up to 250,000 shares of the Company's common stock, subject to certain vesting requirements as set forth in the Services Agreement.

There were no employee bonus plans in effect in 1998. However, Ms. Sharon Kaiser, the Company's Chief Financial Officer, received a bonus of $18,000 due to her performance and contribution to the asset purchase of Coral Therapeutics, Inc. in October 1998. The Committee is considering an employee bonus plan for 1999.

Since the Company's historical levels of executive compensation have been substantially less than $1,000,000 per employee annually, the Compensation Committee has not yet established a policy with respect to qualifying compensation to the Company's executive officers for deductibility under
Section 162(m) of the Internal Revenue Code of 1986, as amended.

Compensation Committee
----------------------
Charles R. Schwab, Jr., Chairman
Julian Steffenhagen


            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
              PERFORMANCE GRAPH FOR HEMACARE CORPORATION

Set forth below is a graph comparing the yearly cumulative total shareholder return on the Company's Common Stock, with the yearly cumulative total return on (a) the Nasdaq Stock Market (U.S. Companies) Index and (b) the Nasdaq Health Services Stock Index. The graph assumes $100 invested on December 31, 1993 in each of the Company's Common Stock, the NASDAQ Stock Market Index and the NASDAQ Health Services Index. The comparison assumes that all dividends are reinvested.

The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, the possible future performance of the Company's Common Stock.

                                    <GRAPH>

                  12/31/93   12/30/94   12/29/95   12/31/96   12/31/97   12/31/98
                  --------   --------   --------   --------   --------   --------
HemaCare
Corporation       100.0       56.5       65.2       54.4        8.2        8.0

Nasdaq Stock
Market            100.0       97.8      138.3      170.0      208.3      294.5
(U.S. Companies)

Nasdaq Health
Services Stocks   100.0      107.3      136.1      135.9      138.5      117.3


                              PRINCIPAL SHAREHOLDERS

The following table sets forth the ownership of the Company's Common Stock as of March 30, 1999 by (i) all persons known to the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director (and nominee for director) of the Company, (iii) each Named Executive Officer and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock owned by such shareholder.

                                             Number of        Percent of
                                              Shares          Outstanding
                                           Beneficially         Common
Name                                           Owned             Stock
-------------------------------------     ---------------    ------------
[S]                                       [C]                [C]
Charles R. Schwab, Jr. (1)                607,100 (2)(3)      8.32%
Kensington Value Fund, LLC (1)            588,100 (4)         8.08
William D. Nicely                          40,000 (5)         0.55
Alan C. Darlington                         82,500 (6)         1.12
Sharon C. Kaiser                           55,000 (7)         0.75
Julian Steffenhagen                        15,000 (8)         0.21
Robert L. Johnson                          15,000 (8)         0.21
All executive officers and
directors as a group (6 persons)          814,600            10.90%


___________
(1) The address of Kensington Value Fund, LLC ("Kensington") and
    Charles R. Schwab, Jr. is 8888 Keystone Crossing, Indianapolis, IN 46240. The foregoing information was obtained from a Schedule 13D/A dated December 5, 1997 filed by Kensington with the SEC.
(2) Includes 588,100 shares held by Kensington, of which Mr. Schwab is the president and majority shareholder. Mr. Schwab disclaims beneficial ownership of the shares beneficially owned by Kensington.
(3) Includes 15,000 shares issuable upon exercise of currently exercisable options.
(4) Charles R. Schwab, Jr. is the president and majority shareholder of Kensington. See Note 2.
(5) Represents shares issuable upon exercise of stock options exercisable within 60 days of April 30, 1999.
(6) Includes 62,500 shares issuable upon exercise of stock options exercisable within 60 days of April 30, 1999.
(7) Includes 46,300 shares issuable upon exercise of stock options exercisable within 60 days of April 30, 1999.
(8) Represents shares issuable upon exercise of currently exercisable stock options.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and officers of the Company and persons who own more than ten percent of the Company?s Common Stock to file with the SEC reports of initial ownership and changes in ownership of the Company's Common Stock. All filings for officers and directors have been filed on a timely basis.


                          CERTAIN TRANSACTIONS

Not applicable.

                           COMPANY PROPOSALS

The following proposals will be submitted for shareholder consideration and voting at the Meeting.

PROPOSAL 1 - AMENDMENT OF BYLAWS TO PROVIDE A RANGE IN THE NUMBER OF AUTHORIZED DIRECTORS OF THE COMPANY OF FIVE TO NINE DIRECTORS.

The Board of Directors recommends the adoption of the following amendment to
Section 2(a) of the Company's Bylaws:

	"Section 2(a) of the Bylaws of HemaCare as amended to date, is hereby amended to read in its entirety as follows:

(a) The authorized number of directors of the corporation shall be not less than five (5) nor more than nine (9). The exact number of directors shall be five (5) until changed, within the limits specified above, by a bylaw amending this Section 2(a), duly adopted by the board of directors or by the shareholders. The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, than a amendment reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote thereon. No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1)."

Pursuant to Section 2(a), as currently amended, the authorized number of directors is seven. The Board of Directors currently has five members and two vacancies. The Board of Directors has determined that it would be in the best interests of the Company to reduce the exact number of directors on the Board rather than maintaining the two vacancies while seeking suitable nominees for the Board of Directors. By providing for a Board of Directors ranging in size from five to nine members with the exact number fixed by an amendment to the Bylaws adopted by either the Board or the shareholders, the Board retains the flexibility to add qualified directors to the Board in the event such additions become desirable. Such an ability may also make it easier for the Company to attract financing because a large investor may request representation on the Board as a condition to making the investment.

Reducing the number of directors may increase the number of votes required to elect a director using cumulative voting. Accordingly, by fixing the exact number of directors at five instead of nine, it may become more difficult for minority shareholders to elect a director.

Vote Required
-------------

The approval of the amendment of the Company's Bylaws requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock. An abstention or a broker non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal. See "Voting Rights and Broker Non-Votes."

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
        VOTE "FOR" ADOPTION OF THE AMENDMENT TO THE BYLAWS TO
       PROVIDE FOR A RANGE IN THE NUMBER OF AUTHORIZED DIRECTORS
              OF THE COMPANY OF FIVE TO NINE DIRECTORS

PROPSAL 2 - ELECTION OF DIRECTORS

Each of the following persons nominated for election as a director to hold office until the next Annual Meeting of Shareholders and until the election of his or her successor:

                 Alan C. Darlington
                 Charles R. Schwab, Jr.
                 Julian L. Steffenhagen
                 William D. Nicely
                 Robert L. Johnson

Each nominee listed above is a member of the Board of Directors. All proxies received by the Board of Directors will be voted for the nominee if no directions to the contrary are given. In the event that any nominee is unable or declines to serve, an event that is not anticipated, the proxies will be voted for the election of a nominee by the Board of Directors, or if none are so designated, will be voted according to the judgement of the person or persons voting the proxy.

Vote Required
-------------

The election of directors requires the affirmative vote for each candidate of a plurality of the votes cast. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect.

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                        VOTE "FOR" THE NOMINEES

PROPOSAL 3 - AMENDMENT TO ARTICLE ONE OF THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO COMPREHENSIVE BLOOD SERVICES, INC.

On March 10, 1999, the Board of Directors adopted a resolution to amend the Company's Restated Articles of Incorporation to change the name of the company from "HemaCare Corporation" to "Comprehensive Blood Services, Inc."
As a result of its recent expansion into additional markets and the Company's desire to be recognized as a national provider of blood services, the Board of Directors believes that the Company and its shareholders would benefit from the proposed name change. The Board is seeking the shareholders' approval to change the name of the Company and will effect such name change only in the event the shareholders approve Proposal 3 and the Board determines within one year following shareholder approval that such amendment is in the best interest of the Company.

In the event the name change is effected, the Company will continue to operate its Southern California operations under the HemaCare name and its east coast operations will continue under the name of Coral Blood Services, Inc, since each name has a reputation of providing high quality blood products and services to its customers.

The following is the proposed amendment to Article One of the company's Restated Articles of Incorporation:

                             ARTICLE ONE

The name of this corporation is Comprehensive Blood Services, Inc.

Vote Required
-------------

The approval of the amendment of the Company's Bylaws requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock. An abstention or a broker non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal. See "Voting Rights and Broker Non-Votes."

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                           VOTE "FOR" PROPOSAL 3


                      INDEPENDENT PUBLIC ACCOUNTANTS

The independent public accountants appointed to audit the Company's 1998 financial statements were Arthur Andersen LLP, who continue to serve in such capacity for the current year. A representative of Arthur Andersen LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

                      FUTURE PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the proxy statement for the Company's 2000 annual meeting of shareholders must be submitted by a shareholder prior to January __, 2000 in a form that complies with applicable regulations. Recently, the SEC amended its rule governing a company's ability to use discretionary proxy authority with respect to shareholder proposals which were not submitted by the shareholders in time to be included in the proxy statement. As a result of that rule change, in the event a shareholder proposal is not submitted to the Company prior to March __, 2000, the proxies solicited by the Board of Directors for the 2000 annual meeting of shareholders will confer authority on the proxyholders to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2000 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting.

                               FORM 10-K


A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (excluding the exhibits thereto), as filed with the SEC, accompanies this Proxy Statement, but it is not deemed to be a part of the proxy soliciting material.

The Company will provide a copy of the exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 upon the written request of any beneficial owner of the Company's securities as of the record date for the Annual Meeting and reimbursement of the Company's reasonable expenses. Such request should be addressed to the Company c/o JoAnn Stover, Corporate Secretary, at 4954 Van Nuys Boulevard, Sherman Oaks, California 91403.


                       DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders calls for the transaction of such other business as may properly come before the Meeting, the Board of Directors has no knowledge of any matters to be presented for action by the shareholders at the Meeting, other than as set forth above. The enclosed Proxy gives discretionary authority, however, in the event that any additional matters should be presented.

SHAREHOLDERS ARE URGED IMMEDIATELY TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                 By Order of the Board of Directors

                                 /s/ JoAnn R. Stover
                                 ----------------------------
                                 JoAnn R. Stover
                                 Secretary
Sherman Oaks, California
April __, 1999

                                 APPENDIX A

                            HEMACARE CORPORATION
            This proxy is solicited on behalf of the Board of Directors

The undersigned appoints either or both Alan C. Darlington and/or William C. Nicely as Proxy, with the power to appoint their respective substitutes, and authorizes either or both of them to represent and to vote, as designated below (including, as to Proposal 2, the discretionary authority to cumulate votes), all the shares of Common Stock of HemaCare Corporation held of record by the undersigned on May 7,1998 at the Annual Meeting of Shareholders to be held on June 17, 1999 or any adjournment or postponement thereof.

1. AMENDMENT OF BYLAWS TO PROVIDE A RANGE IN THE NUMBER OF
   AUTHORIZED DIRECTORS OF THE COMPANY OF FIVE TO NINE
   DIRECTORS

   / /  FOR    / /  AGAINST  / /   ABSTAIN

2. ELECTION OF DIRECTORS:
   Please mark only one box per nominee. If no allocation is indicated, an equal number of voting shares will be cast for each nominee.

                                                      Withhold
                               Vote For          Authority to Vote
                              ----------         -----------------

    ALAN C. DARLINGTON           / /                   / /
    CHARLES R. SCHWAB JR.        / /                   / /
    JULIEN L. STEFFENHAGEN       / /                   / /
    WILLIAM D. NICELY            / /                   / /
    RICHARD L. JOHNSON           / /                   / /


3.  PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF
    INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO
    COMPREHENSIVE BLOOD SERVICES, INC.

          / /  FOR        / / AGAINST        / /   ABSTAIN


                   (Continued and to be signed on back)
               ----------------------------------------------

This proxy, when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:..............................., 1999

                                             ___________________________

                                             ___________________________
                                             (Signature if jointly held)

       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                        USING THE ENCLOSED ENVELOPE.

                               APPENDIX 2
                         LETTER TO SHAREHOLDERS



To Our Shareholders:

1998 was a year of significant progress for HemaCare. During the year, the Company generated earnings of $0.10 per share, and in the fourth quarter, completed an acquisition that expands the scope of its operations to eleven states in the eastern US.

The accomplishments in 1998, as well as other developments in the marketplace, in management's view, position the Company to increase its revenues and profits in future years and, ultimately, to provide dramatic gains in shareholder value.

1998 Operating Results
----------------------

Substantially all of HemaCare's 1998 earnings were generated in the last six months of 1998.

In the third quarter the Company generated sales of $2.7 million and
net income of $258,000 or $0.04 per share.   These results reflected
increased product sales, strong and steady clinical and therapeutic service sales, and the elimination of unprofitable programs. The results also reflect significant productivity improvements in our California operations.

In the fourth quarter, the Company generated revenues of $4.7 million and net income of $444,000 or $0.06 per share. The fourth quarter revenue increase reflects the addition of Coral Blood Services operations, and the fourth quarter earnings performance reflects continued strong sales and operating results in California.

Coral Blood Services Acquisition
--------------------------------

In October, the Company acquired the assets and business of a former competitor, Coral Therapeutics, Inc (CTI). CTI's business consisted of several successful hospital blood management programs, significant therapeutic services operations in several states and interoperative autologous transfusion operations (blood cell salvage during surgery).

While the CTI was not a financial success, it did build a solid reputation for quality services and a talented staff of blood industry professionals. HemaCare hired most of CTI's operating personnel and continued its successful programs, now operating them under the brand name Coral Blood Services. The addition of Coral leverages HemaCare's management and overhead structure over a larger organization, and provides a profitable base of operations on both coasts for further growth.

The Coral transaction involves other synergistic benefits to HemaCare that should benefit future earnings. These include:

1. Opportunities to extend the benefits of HemaCare's FDA establishment license to the Coral operations, which permits interstate sales of blood products;

2. Capitalizing on Coral's knowledge and experience with voluntary donors; and

3. Introducing more efficient Company-wide operating procedures.

HemaCare's management is focused on continuing to improve the Company's operating and financial performance and capitalizing on its national market position to generate future profitable growth. This letter, investor conference calls and our contacts with the press and the analyst community are designed to communicate the results of our efforts and our view of the Company's future prospects. We believe, our efforts will be are successful, and that the Company's success will result in an improved stock price.

We look forward to reporting on the further progress of the Company, and welcome your questions, continued involvement and support.


Sincerely,


/s/ Alan Darlington                     /s/ Bill Nicely
--------------------                   ---------------------
Alan Darlington                        Bill Nicely
Chairman of the Board                  Chief Executive Officer